Exhibit 23.2


                       CONSENT OF INDEPENDENT ACCOUNTANTS






In connection with the filing of Form S-8 of Century Bancorp, Inc., we consent to the incorporation by reference of our report dated January 8, 2001, relating to the consolidated balance sheets of Century Bancorp, Inc. and subsidiaries as of December 31, 2000 and 1999 and the related consolidated statements of income, changes in stockholders' equity and cash flows for each of the years in the three-year period ended December 31, 2000, which report appears in the December 31, 2000 annual report on Form 10-K of Century Bancorp, Inc.


                                                   KPMG LLP


Boston Massachusetts
March 26, 2001